Final Term Sheet

October 30, 2015

Filed Pursuant to Rule 433

Registration Nos. 333-202619

and 333-202619-01

CARNIVAL CORPORATION

FINAL TERM SHEET

Dated: October 30, 2015

1.125% Senior Notes Due 2019

Issuer:	Carnival Corporation (the “Company”)

Guarantor:	Carnival plc

Security:	1.125% Senior Notes Due 2019

Size:	€700,000,000

Format:	SEC Registered

Maturity:	November 6, 2019

Coupon:	1.125% per year, accruing from November 6, 2015

Coupon Payment Dates:	November 6, commencing on November 6, 2016, and every year thereafter up to and including the maturity date

Mid-Swap Yield:	0.158%

Spread to Mid-Swap Yield:	107 basis points

Yield to Maturity (annual):	1.228%

Spread to Benchmark Government Security:	141.8 basis points

Benchmark Government Security:	0.250% OBL due October 11, 2019

Benchmark Government Security Price and Yield:	101.74%; -0.19%

Day Count Convention:	Actual/Actual (ICMA)

Optional Redemption:	As a whole at any time or in part from time to time, at the Company’s option, at a redemption price equal to the greater of (i) 100% of the principal amount of the Securities to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments, as defined in the Final Prospectus, discounted to the redemption date, on an annual basis, at the Comparable Government Bond Rate, as defined in the Final Prospectus, plus 25 basis points, plus, in each case, accrued interest to the date of redemption that has not been paid.

Payment of Additional Interest:	Yes, as provided in the Final Prospectus.

Redemption for Tax Reasons:	Yes, as provided in the Final Prospectus.

Change of Control Provisions:	If a Change of Control, as defined in the Final Prospectus, occurs that is accompanied by a Rating Downgrade, as defined in the Final Prospectus with respect to the Securities, and the rating of the Securities is not subsequently upgraded within the Change of Control Period, as defined in the Final Prospectus, the Company will be required to make an offer to purchase the Securities at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

Listing:	The Company intends to apply to list the Securities on the New York Stock Exchange.

Price to Public:	99.600%

Denominations:	Minimum of €100,000 and integral multiples of €1,000 in excess of €100,000

Trade Date:	October 30, 2015

Settlement Date; Settlement and Trading:	November 6, 2015, through the facilities of Euroclear Bank S.A/N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme.

ISIN / Common Code:	XS1317296421 / 131729642

Joint Book-Running Managers:	Barclays Bank PLC BNP Paribas Citigroup Global Markets Limited Goldman, Sachs & Co.

Senior Co-Managers:	Lloyds Bank plc Mizuho International plc Société Générale RBC Europe Limited The Royal Bank of Scotland plc U.S. Bancorp Investments, Inc.

Co-Managers:	Banco Santander, S.A. Deutsche Bank AG, London Branch SMBC Nikko Capital Markets Limited

1.875% Senior Notes Due 2022

Issuer:	Carnival Corporation (the “Company”)

Guarantor:	Carnival plc

Security:	1.875% Senior Notes Due 2022

Size:	€550,000,000

Format:	SEC Registered

Maturity:	November 7, 2022

Coupon:	1.875% per year, accruing from November 6, 2015

Coupon Payment Dates:	November 7, commencing on November 7, 2016 (long first coupon), and every year thereafter up to and including the maturity date

Mid-Swap Yield:	0.551%

Spread to Mid-Swap Yield:	137 basis points

Yield to Maturity (annual):	1.921%

Spread to Benchmark Government Security:	180.4 basis points

Benchmark Government Security:	1.500% DBR due September 4, 2022

Benchmark Government Security Price and Yield:	109.41%; 0.117%

Day Count Convention:	Actual/Actual (ICMA)

Optional Redemption:	As a whole at any time or in part from time to time, at the Company’s option, at a redemption price equal to the greater of (i) 100% of the principal amount of the Securities to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments, as defined in the Final Prospectus, discounted to the redemption date, on an annual basis, at the Comparable Government Bond Rate, as defined in the Final Prospectus, plus 30 basis points, plus, in each case, accrued interest to the date of redemption that has not been paid.

Payment of Additional Interest:	Yes, as provided in the Final Prospectus.

Redemption for Tax Reasons:	Yes, as provided in the Final Prospectus.

Change of Control Provisions:	If a Change of Control, as defined in the Final Prospectus, occurs that is accompanied by a Rating Downgrade, as defined in the Final Prospectus with respect to the Securities, and the rating of the Securities is not subsequently upgraded within the Change of Control Period, as defined in the Final Prospectus, the Company will be required to make an offer to purchase the Securities at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

Listing:	The Company intends to apply to list the Securities on the New York Stock Exchange.

Price to Public:	99.701%

Denominations:	Minimum of €100,000 and integral multiples of €1,000 in excess of €100,000

Trade Date:	October 30, 2015

Settlement Date; Settlement and Trading:	November 6, 2015, through the facilities of Euroclear Bank S.A/N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme.

ISIN / Common Code:	XS1317305198 / 131730519

Joint Book-Running Managers:	Barclays Bank PLC BNP Paribas Citigroup Global Markets Limited Goldman, Sachs & Co.

Senior Co-Managers:	Lloyds Bank plc Mizuho International plc Société Générale RBC Europe Limited The Royal Bank of Scotland plc U.S. Bancorp Investments, Inc.

Co-Managers:	Banco Santander, S.A. Deutsche Bank AG, London Branch SMBC Nikko Capital Markets Limited

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company, Carnival plc, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Bank PLC toll-free at 1-888-603-5847, BNP Paribas toll-free at 1-800-854-5674, Citigroup Global Markets Limited toll-free at 1-800-831-9146 and Goldman, Sachs & Co. at 1-866-471-2526.

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